Exhibit 99

SEALED AIR COMPLETES DEBT REDEMPTION

SADDLE BROOK, N.J., Monday, November 29, 2004 — Sealed Air Corporation (NYSE:SEE) announced today that on November 26, 2004 it completed its previously announced redemption of the entire outstanding principal amount, approximately $177.5 million, of its 8.75% senior notes due July 1, 2008.

Sealed Air completed the redemption, funded with available cash, at a premium to the face amount of the notes, which will result in a net after-tax charge to the Company’s earnings of approximately $0.18 per share in the fourth quarter of 2004.  The annual interest expense on the face amount of the debt that was redeemed was approximately $15.5 million.

Commenting on the Company’s activity, William V. Hickey, President and Chief Executive Officer, stated:

“The completion of our debt redemption highlights our ongoing effort to utilize our strong cash flow to reduce debt and enhance the Company’s flexibility to make investments that will provide future value to shareholders.  We will continue to consider using our excess cash flow to reduce debt and repurchase our common stock.”

Business

                Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in economic, political, business and market conditions, factors affecting customers, the effects of animal and food-related health issues, tax, interest and exchange rates, the success of new products, raw material and energy costs, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.